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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                SCHEDULE 14D-1
              TENDER OFFER STATEMENT PURSUANT TO SECTION 14(d)(1)
                    OF THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 1)
                                      AND

                                 SCHEDULE 13D
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 1)

                               ----------------

                                INCONTROL, INC.
                           (NAME OF SUBJECT COMPANY)

                           PEGASUS ACQUISITIONS CORP.

                     AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF

                              GUIDANT CORPORATION
                                   (BIDDERS)

                               ----------------

                    COMMON STOCK, PAR VALUE $0.01 PER SHARE
                         (TITLE OF CLASS OF SECURITIES)

                                   45336L103
                     (CUSIP NUMBER OF CLASS OF SECURITIES)

                               ----------------

                                J.B. KING, ESQ.
                              GUIDANT CORPORATION
                              111 MONUMENT CIRCLE
                          INDIANAPOLIS, IN 46204-5129
                                 (317) 971-2000
  (NAMES, ADDRESS AND TELEPHONE NUMBER OF PERSON AUTHORIZED TO RECEIVE NOTICES
                    AND COMMUNICATIONS ON BEHALF OF BIDDER)

                               ----------------

                          COPIES OF COMMUNICATIONS TO:
                             BERNARD E. KURY, ESQ.
                           JONATHAN L. FREEDMAN, ESQ.
                              DEWEY BALLANTINE LLP
                          1301 AVENUE OF THE AMERICAS
                               NEW YORK, NY 10019
                                 (212) 259-8000

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  This Amendment No. 1 amends and supplements the Tender Offer Statement on
Schedule 14D-1/Schedule 13D, initially filed August 17, 1998, of Guidant Corporation, an Indiana corporation, and its wholly-owned subsidiaries, Cardiac Pacemakers, Inc., a Minnesota corporation, and Pegasus Acquisitions Corp., a Delaware corporation ("Purchaser"), relating to Purchaser's tender offer for all of the outstanding stock of InControl, Inc., a Delaware corporation, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated August 17, 1998.

ITEM 9. MATERIAL TO BE FILED AS EXHIBITS.

  (a)(1) -- Offer to Purchase dated August 17, 1998.

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                                   SIGNATURE

  After due inquiry and to the best of my knowledge and belief, each of the undersigned certifies that the information set forth in this Statement is true, complete and correct.


Dated: August 18, 1998

                                          Pegasus Acquisitions Corp.


                                              /s/ A. Jay Graf
                                          By: _________________________________
                                              A. Jay Graf
                                              President


                                          Cardiac Pacemakers, Inc.


                                              /s/ A. Jay Graf
                                          By: _________________________________
                                              A. Jay Graf
                                              President and Chief Executive
                                              Officer


                                          Guidant Corporation


                                              /s/ A. Jay Graf
                                          By: _________________________________
                                              A. Jay Graf
                                              Vice President